Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hickok Incorporated 2013 Omnibus Equity Plan, the Hickok Incorporated 2010 Outside Directors Stock Option Plan, and the Hickok Incorporated 2007 Outside Directors Stock Option Plan (the “Plans”) of our reports dated December 21, 2016, with respect to the consolidated financial statements and schedules of Hickok Incorporated and incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ MEADEN & MOORE, Ltd.

Cleveland, Ohio

January 5, 2017